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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No.  )

                                NeurogesX, Inc.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                   641252101
                                 (CUSIP Number)

                               December 23, 2007
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

CUSIP No. 641252101                  13G                     Page 2 of 12 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SVLSF IV, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER 3,136,315

6.    SHARED VOTING POWER --0--

7.    SOLE DISPOSITIVE POWER 3,136,315

8.    SHARED DISPOSITIVE POWER --0--

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,136,315

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            17.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO

CUSIP No. 641252101                  13G                      Page 3 of 12 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SV LIFE SCIENCES FUND IV (GP), L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER 3,136,315

6.    SHARED VOTING POWER --0--

7.    SOLE DISPOSITIVE POWER 3,136,315

8.    SHARED DISPOSITIVE POWER --0--

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,136,315

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            17.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

CUSIP No. 641252101                  13G                      Page 4 of 12 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SV LIFE SCIENCES FUND IV, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER 3,136,315

6.    SHARED VOTING POWER --0--

7.    SOLE DISPOSITIVE POWER 3,136,315

8.    SHARED DISPOSITIVE POWER --0--

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,136,315

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            17.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

CUSIP No. 641252101                  13G                      Page 5 of 12 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER 3,136,315

6.    SHARED VOTING POWER --0--

7.    SOLE DISPOSITIVE POWER 3,136,315

8.    SHARED DISPOSITIVE POWER --0--

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,136,315

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            17.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

CUSIP No. 641252101                  13G                     Page 6 of 12 Pages

ITEM  1(a). NAME OF ISSUER:

            NeurogesX, Inc. (the "Issuer")

ITEM  1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2215 Bridgepointe Parkway, Suite 200
            San Mateo, CA 94404

ITEM  2(a). NAME OF PERSON FILING:

            This statement is being filed by the following persons:

                  (i) SV Life Sciences Fund IV, L.P. ("SVLS IV LP") and SV Life Sciences Fund IV Strategic Partners, L.P. ("Strategic Partners"), each a Delaware limited partnership (collectively, the "Funds"), direct owners of the shares of Common Stock of the Issuer;

                  (ii) SV Life Sciences Fund IV (GP), L.P., a Delaware limited partnership ("SVLS IV GP") and general partner of SVLS IV LP and Strategic Partners; and

                  (iii) SVLSF IV, LLC, a Delaware limited liability company and general partner of SVLS IV GP.

            Each of SVLS IV LP, Strategic Partners, SVLS IV GP and SVLSF IV, LLC are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM  2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for SVLS IV LP, Strategic Partners, SVLS IV GP and SVLSF IV,
            LLC:

            c/o SV Life Sciences
                60 State Street, Suite 3650
                Boston, MA 02109

ITEM  2(c). CITIZENSHIP:

            SVLS IV LP - Delaware

            Strategic Partners - Delaware

CUSIP No. 641252101                  13G                     Page 7 of 12 Pages

            SVLS IV GP - Delaware

            SVLSF IV, LLC - Delaware

ITEM  2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share (the "Common Stock")

ITEM  2(e). CUSIP NUMBER:

            641252101

ITEM  3.    Not applicable.

ITEM  4.    OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            For each of SVLS IV LP, Strategic Partners, SVLS IV GP and SVLSF IV,
            LLC:

            (a)   Amount beneficially owned: 3,136,315 shares of Common Stock

            (b)   Percent of class: 17.2%

            (c)   Number of shares as to which such person has:

                  (i)   Shared power to vote or to direct the vote: --0--

                  (ii)  Sole power to vote or to direct the vote: 3,136,315

                  (iii) Shared power to dispose or to direct the disposition of:
                        --0--

                  (iv)  Sole power to dispose or to direct the disposition of:
                        3,136,315

ITEM  5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM  6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

CUSIP No. 641252101                  13G                     Page 8 of 12 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 641252101                   13G                    Page 9 of 12 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             January 2, 2007
                            ----------------------------------------------------
                                                Date

                            SVLSF IV, LLC



                            /s/ Denise Marks
                            ----------------------------------------------------
                                                 Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                               Name/Title

                            SV Life Sciences Fund IV (GP), L.P.


                            By: SVLSF IV LLC, its General Partner

                            /s/ Denise Marks
                            ----------------------------------------------------
                                               Signature

                             Denise Marks, Member
                            ----------------------------------------------------
                                               Name/Title

CUSIP No. 641252101                  13G                     Page 10 of 12 Pages

                            SV Life Sciences Fund IV, L.P.


                            By: SV Life Sciences Fund IV (GP), L.P.,
                                its General Partner

                            By: SVLSF IV, LLC,
                                its General Partner

                            /s/ Denise Marks
                            ----------------------------------------------------
                                                 Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                                 Name/Title

                            SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P.

                            By: SV Life Sciences Fund IV (GP), L.P.,
                                its General Partner

                            By: SVLSF IV, LLC,
                                its General Partner

                            /s/ Denise Marks
                            ----------------------------------------------------
                                                 Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                                 Name/Title

CUSIP No. 641252101                  13G              Page 11 of 12 Pages


                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 641252101                   13G                    Page 12 of 12 Pages


                                                                       Exhibit 1

              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


                                             January 2, 2007
                            ----------------------------------------------------
                                                Date

                            SVLSF IV, LLC



                            /s/ Denise Marks
                            ----------------------------------------------------
                                                 Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                               Name/Title

                            SV Life Sciences Fund IV (GP),


                            By: SVLSF IV LLC, its General Partner
                            ----------------------------------------------------

                            /s/ Denise Marks
                            ----------------------------------------------------
                                            Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                               Name/Title


                            SV Life Sciences Fund IV, L.P.


                            By: SV Life Sciences Fund IV (GP), L.P.,
                                its General Partner

                            By: SVLSF IV, LLC,
                                its General Partner


                            /s/ Denise Marks
                            ----------------------------------------------------
                                                 Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                                 Name/Title

                            SV LIFE SCIENCES FUND IV STRATEGIC PARTNERS, L.P.

                            By: SV Life Sciences Fund IV (GP), L.P.,
                                its General Partner

                            By: SVLSF IV, LLC,
                                its General Partner

                            /s/ Denise Marks
                            ----------------------------------------------------
                                                 Signature

                            Denise Marks, Member
                            ----------------------------------------------------
                                                 Name/Title